Exhibit 10.2

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA

215-784-6000 phone
215-659-7588 fax
www.kns.com

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made as of this 7th day of October, 2010, by and between Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the “Company”), and C. Scott Kulicke (“Consultant”).

WITNESSETH:

WHEREAS, Consultant was previously employed as the Company’s chief executive officer, and the Company desires to obtain certain services from Consultant to provide assistance in transitioning to a new chief executive officer, and Consultant desires to provide such services to the Company.

NOW, THEREFORE, IT IS HEREBY AGREED by and among Consultant and the Company, in consideration of the premises and intending to be legally bound hereby, as follows:

1.           Engagement

(a)           Term and Termination.  This Agreement shall become effective on October 11, 2010 (the “Effective Date”), and, unless sooner terminated pursuant to the terms of this Agreement, shall continue for a period of 36 months, expiring on October 10, 2013 (such period, the “Term”).  The provisions of Sections 2(c), 3 and 4 shall survive any termination of this Agreement.

(b)           Engagement and Duties. Consultant shall be an independent contractor to perform consulting services and assignments on an as-needed basis as the Chief Executive Officer of the Company or any other person designated by the Chief Executive Officer may reasonably request and which are consistent with his position as having formerly been the chief executive officer of the Company.  Consultant will render his services hereunder to the Company and its subsidiaries and affiliates, as necessary and requested, and shall use his commercially reasonable efforts in performing the duties assigned to him.  Consultant, in his capacity as an independent contractor under this Agreement, shall not have any right, power or authority to bind or commit the Company or any of its subsidiaries to any act, service or other contractual commitment, and Consultant shall not represent to any other person or entity that he has any such right, power or authority.  In addition, Consultant shall not have any right, power or authority to amend or terminate any relationship between the Company or any of the Company’s subsidiaries and any other person or entity.  The Company retains the right to engage the services of other persons and entities to perform services for the Company, whether similar or dissimilar to the services provided by Consultant to the Company under this Agreement.

(c)           Provision of the Services.  In connection with providing the services during the Term, Consultant shall make himself available by telephone, email, or, with his consent, in person at the offices of the Company in Fort Washington, Pennsylvania during normal business hours of the Company as reasonably requested by the Chief Executive Officer.

2.           Compensation and Independent Contractor Status

(a)           Compensation for Services.  As compensation for his services to the Company under this Agreement, during the Term, Consultant shall receive Twenty-Two Thousand Nine Hundred and Sixteen Dollars ($22,916) per month.  As additional compensation for his services, during the Term, the Company shall also pay an amount each month equal to the premiums due for continued medical, dental and prescription coverage under the Company’s plans.  The Company may pay these amounts directly to the insurers, but such amounts shall constitute imputed income to Consultant.

(b)           Expense Reimbursement.  The Company shall reimburse Consultant for his actual out-of-pocket expenses and disbursements incurred in connection with the performance of the services under this Agreement, upon receipt by the Company of proper documentation evidencing such expenses and approval thereof by the Company in accordance with the Company’s expense reimbursement policy in effect from time to time.

(c)           Independent Contractor.  Consultant’s relationship to the Company under this Agreement is solely that of an independent contractor.  Consultant shall not be considered an employee or agent of the Company under this Agreement or otherwise.  Nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between the parties for any purpose, including, without limitation, withholding for purposes of Social Security, income tax or other tax, if any.  As an independent contractor, the Company will issue an IRS Form 1099 for payments made pursuant to this Agreement, including any imputed income pursuant to Section 2(a), and Consultant will be responsible for paying all federal, state and local income and social security taxes arising out of any such payments.

3.           Certain Restrictions

(a)           At all times during the Term and for a period of two (2) years after the Term, Consultant shall not:

(i)           directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, or in any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of any products or services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates) in any geographic area in which the Company sells or markets its products;

(ii)          directly or indirectly recruit, solicit or encourage any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated or assist another person or entity to engage in such conduct; or

(iii)         solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company) with the intent of actively engaging in business, any then or former customer, supplier, or client of the Company.

(b)           Consultant, on behalf of himself and his affiliates, acknowledges a duty of confidentiality owed to the Company and agrees that he shall render the services hereunder in a manner designed to protect the proprietary information of the Company from improper use or disclosure.  Consultant, on behalf of himself and his affiliates, agrees that he will not, except in the performance of his duties hereunder, during or at any time subsequent to the Term, use, divulge, furnish or make accessible to any person or business entity (other than with the written permission of the Company) any knowledge, technical data, information or future plans of the Company with respect to the Company or its business, including, without limitation, the products of the Company, licensed technology or technology, whether in the concept or development stage, owned or being marketed or developed by the Company on the effective date of this Agreement or during the Term.  All computer software, customer lists, price lists, contract forms, catalogs, books, records and files acquired by Consultant or his affiliates during the Term are acknowledged to be proprietary information of the Company and shall not be duplicated, removed from the Company’s possession or made use of other than in pursuit of the Company’s business, and, at the end of the Term or upon termination of this Agreement for any reason, Consultant shall, and shall cause his affiliates to, either destroy or deliver to the Company, without further demand, all copies thereof which are then in his possession or under control.

(c)           Consultant represents to the Company that the restrictions set forth in this Section 3 will not be unduly burdensome to him, and he agrees that they are reasonable and do not impose a greater restraint than is necessary to protect the Company’s legitimate business interests.

(d)           Consultant and the Company agree that any breach or threatened breach of this Section 3 may cause irreparable and continuing harm to the Company for which there will be no adequate remedy at law and which could not be adequately compensated by monetary damages.  Accordingly, Consultant and the Company agree that, in addition to any other remedies that the Company may have at law or in equity, the Company shall be entitled to seek injunctive relief for any breach or threatened or anticipated breach by Consultant.  Additionally, the Company shall be entitled to terminate this Agreement for any breach or threatened breach of Section 3 by Consultant.

(e)           In the event Consultant breaches any provision of Section 3(a) above, the time periods set forth therein shall be extended by the amount of time that Consultant is in breach.

4.           Miscellaneous

(a)           Other Agreements.  Consultant represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Consultant’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Consultant of his duties under this Agreement.

(b)           Successors and Assigns.  The Company may assign this Agreement to (i) any subsidiary of the Company or (ii) any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise.  The duties of Consultant hereunder are personal to Consultant and may not be assigned by him but shall be binding on his heirs and estate.

(c)           Governing Law and Enforcement.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and Consultant and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

(d)           WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF.  THE PARTIES TO THIS AGREEMENT ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTIES.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THE JURY TRIAL RIGHTS OF SUCH PARTY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS SECTION MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(e)           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the nature of the covenants contained therein, such terms shall be deemed changed or reduced to enforceable terms, but only to the extent necessary to cure such invalidity.  Further, whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law.

(f)           Notices.  Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier (such as Federal Express), or (b) mailed by overnight U.S. express mail, return receipt requested, as follows:

If to Consultant:	C. Scott Kulicke
[Address Omitted]

If to the Company:	1005 Virginia Drive
Fort Washington, PA 19034

Attention:  General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

(g)           Entire Agreement; Amendments; Waivers.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter, whether written or oral.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.  The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(h)           Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning of construction of any provision of this Agreement.

(i)           Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile or pdf. signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties to this Agreement has duly executed this Agreement as of the date first above written.

/s/ C. Scott Kulicke
C. Scott Kulicke

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Bruno Guilmart
Name: Bruno Guilmart
Title: President and Chief Executive Officer